EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (From 10-K) of Tellabs, Inc. of our reports dated March 10, 2005, with respect to the consolidated financial statements of Tellabs, Inc., Tellabs, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tellabs, Inc., included in the Tellabs 2004 Annual Report to shareholders.

Our audits also included the financial statement schedule of Tellabs, Inc. listed in Item 15(a). This schedule is the responsibility of Tellabs, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-45788, 33-48972, 33-55487, 333-49557, 333-83509, 333-87637, 333-95135, 333-56546, 333-81360, 333-107457 333-116794 and 333-122712, and Form S-4 No. 333-116794) of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Tellabs, Inc., Tellabs Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tellabs, Inc. included and incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Chicago, Illinois
March 10, 2005